PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)         REGISTRATION NO.  333-36480


                          [REGIONAL BANK HOLDRS LOGO]



                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                     Share         Primary
                    Name of Company                   Ticker        Amounts    Trading Market
         --------------------------                   ------        -------    --------------
         AmSouth Bancorporation                        ASO              12          NYSE
         Bank One Corporation                          ONE              33          NYSE
         BB&T Corporation                              BBT              10          NYSE
         Comerica Incorporated                         CMA               5          NYSE
         Fifth Third Bancorp                           FITB           13.5         NASDAQ
         F1eetBoston Financial Corporation             FBF              25          NYSE
         KeyCorp                                       KEY              13          NYSE
         Marshall & Ilsley Corporation                  MI               6          NYSE
         Mellon Financial Corporation                  MEL              14          NYSE
         National City Corporation                     NCC              18          NYSE
         Northern Trust Corporation                    NTRS              7         NASDAQ
         State Street Corporation                      STT              10          NYSE
         SunTrust Banks, Inc.                          STI               9          NYSE
         Synovus Financial Corp.                       SNV               8          NYSE
         The PNC Financial Services Group, Inc.        PNC               9          NYSE
         US Bancorp (1)                                USB           56.83          NYSE
         Wachovia Corporation                           WB              41          NYSE
         Wells Fargo & Co.                             WFC              24          NYSE

         ----------------
         (1) As a result of the spin-off of Piper Jaffray from US Bancorp, an underlying security included in Regional Bank HOLDRS, shareholders of record as of December 22, 2003 will receive 0.01 shares of Piper Jaffray for each share of US Bancorp held. Effective January 7, 2004, for the 56.83 shares of US Bancorp represented by a round-lot of 100 Regional Bank HOLDRS, the Bank of New York will receive 0.5683 shares of Piper Jaffray, which will be included as an underlying security in Regional Bank HOLDRS.

           The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.